Exhibit 11.1

CODE OF PROFESIONAL ETHICS

Banco de Chile

PREFACE

I	INTRODUCTION
I.1.	GENERAL PRINCIPLES AND OBJECTIVES

II	BASIC PRINCIPLES

II.1.	PERSONAL FINANCES

II.2.	CONFLICT OF INTERESTS

II.3.	CONFIDENTIAL INFORMATION

II.4.	ACTING ON BEHALF OF BANCO DE CHILE

II.5.	ILEGAL TRANSACTIONS

II.6.	PERSONAL INTEGRITY

III.	COMPLIANCE WITH INTERNAL PROCEDURES

PREFACE

Banco de Chile’s Code of Professional Ethics contains the general principles and policies that must guide the professional and ethical performance of all company employees. Its objective is to safeguard those values that are considered essential in order to adequately conduct our company’s business and management, consistent with the company’s corporate philosophy.

Every day more and more, an explicit statement and effective implementation of ethical values it is required in the business world. This requires having a clear management of the company in accordance with principles and values aimed to protect both human beings and the community.

Banco de Chile’s values seek to define the framework that will allow the company to accomplish this goal. Employees and their work become one, discarding the existence of any duality or incoherence between individual and employee behavior in their daily activities.

Customers must receive not only quality products for a specific price, but also an honest, transparent and reliable service. As a financial institution that depends on public confidence, Banco de Chile is morally responsible for safeguarding clients’ interests.

Banco de Chile is a company that works with money and others assets that belong to third parties, which means that confidence and honesty is required at every level, both within the company and vis-à-vis third parties. The Bank’s relationship with its employees, clients and community is based on confidence, trustworthiness and honesty, which result in the mutual trust of all participants in the system.

I. INTRODUCTION

I.1. GENERAL PRINCIPLES AND OBJECTIVES

Banco de Chile has approved this Code of Professional Ethics that sets forth regulations that all employees must respect. Employees must report any intent to violate this Code of Professional Ethics.

Taking into account the social and individual responsibility of the different administrative activities and functions of the company, this document defines the general principles and policies that must drive decisions and actions of all company employees.

Our mission as employees, both individually and collectively, is to act in accordance with the principles and ethical values of mankind, the company and society.

The company promotes and safeguards the ethical values that it considers important in its performance: honesty, truthfulness, transparency, righteousness and seriousness.

This document’s principal objective is to establish a general ethical framework applicable to each and every activity of the company.

This document addresses the basic matters and situations that may be present in the business and economic environment, as well as those specific to the administration and management of any financial institution.

These regulations are a knowledge and consultation tool and should be used as a reference that guides the decision making process of each employee, according to their position and role.

Each member of the organization must act according with said values in a uniform, coherent and permanent manner. Employees must undertake their duties in a responsible manner and act correctly at all times.

This Code of Professional Ethics describes general behavioral conduct from an ethical perspective. However, it is the responsibility of each employee to promptly notify the next management level or Human Resources Area, of any situation that represents an ethical issue.

II.	BASIC PRINCIPLES

II.1. PERSONAL FINANCES

Every Banco de Chile employee must maintain an irreproachable business and commercial behavior, performing his or her duties and business obligations in a timely and correct manner. It is imperative that those who demand this conduct from his or her clients conduct themselves likewise.

Such statement means that each employee must manage his or her banking, financial and commercial duties responsibly and in accordance with his or her debt capabilities. Maximum prudence must prevail in this aspect, which is incompatible with non-payment of debts when due, delinquent or bounced debts.

If an employee requires a loan, he or she must borrow it exclusively from financial entities formally established. Unofficial lending institutions with high financial costs and inadequate warranty policies are prohibited.

Employee’s private investments or businesses must adhere to Banco de Chile Code of Professional Ethics and customs.

It is considered inappropriate for any employee to give personal loans and or to be involved in any illegal businesses.

II.2. CONFLICT OF INTERESTS

An employee must execute his or her duties, -both individually and on behalf of Banco de Chile-, in accordance with the rules of conduct of the company. He or she must maintain his or her independence and professionalism at all times at work or in private. Therefore, it is unacceptable for employees to partake in any activity or action, which may present a conflict of interest for the employee, Banco de Chile or the company’s clients, as such acts damage confidence placed in the employee and result in a lack of transparency.

There is a conflict of interest, for example, whenever a decision taken by an employee during the course of his/ her activities, it is affected by his or her personal benefit or for the benefit of a third party and not in the interest of Banco de Chile and its customers.

II.2.a.Personal relationships with clients

No Banco de Chile employee may represent the company in any transaction that involves persons or banks with a direct family tie or any other personal relationship with the employee, which may affect his or her independence or business interests. Any connection between an employee and a client or supplier must be reported in writing to the appropriate manager.

In order to maintain independence and impartiality when making decisions, employees should not establish any type of personal business relationship with clients, such as commercial or financial transactions. A personal business relationship or involvement with any client lessens the employee’s liberty when making decisions.

II.2.b. Rewards and gifts

No employee should solicit or accept fees, payments, gifts, salary or profits from anyone in exchange for services provided by or business done with Banco de Chile and or its subsidiaries.

Exceptions to the previous paragraph are symbolic or corporate gifts, dinner invitations or business meetings, provided that, under no circumstance, could such bequests be interpreted as a deliberate willingness to compromise employee independence, impartiality or principles. Any doubts regarding this matter must be directed to the next supervision level or to the appropriate manager.

II.2.c. Giving corporate gifts

Banco de Chile offers corporate gifts to clients in accordance with its marketing policies and strategies. These gifts are authorized only if they adequately portray Banco de Chile’s corporate image and are exclusively for clients.

Payments, donations or gifts cannot be given to individuals, political parties, government officials, public corporations or third parties, for the purpose of guaranteeing or influencing their decisions.

Neither should any compensation, special benefit nor gift be given to any individual or third party with the intention of influencing or promoting the outcome of a business transaction, even when such outcome may be beneficial for Banco de Chile.

II.2.d.Relationship with suppliers

Relationship between Banco de Chile’s employees and suppliers must be independent and in accordance with the company’s corporate interests, which means that there may not be any special obligation or partiality toward any specific supplier. Employees should always consider utility and quality of the product and Banco de Chile’s budget.

Anyone who maintains an association with external suppliers must keep price, budget and program information confidential. Additionally, employees are prohibited from divulging information to anyone regarding Banco de Chile’s purchase of equipment, supplies or services.

II.2.e.Expense and allowance report

Funds that Banco de Chile provides to employees for performing work related activities belong to the company. They should be used for their intended purpose and all transactions should be transparent.

II.2.f.Use of privileged information

When making personal investments, employees must avoid using privileged information, obtained as result of their position, for personal or third party benefit. Those who have access to confidential or privileged information regarding banks or specific assets must avoid capitalizing on such knowledge. Likewise, those with any knowledge about investment policies and strategies, plans, researches, or negotiations shall not directly or indirectly take advantage of such knowledge for either their benefit or the benefit of others.

No Banco de Chile employee may use confidential information to perform transactions in securities issued by any company in their portfolio.

All stock market transactions that Banco de Chile’s employees perform during a one-month period, which are equal to or in excess of UF 500, must be reported in writing to Human Resources. Same procedure will apply whenever such UF 500 threshold is exceeded for a single specific security.

All currency, exchange rate or similar derivatives that are available in the financial market are subject to the previous regulation, particularly, high-risk transactions in which a small capital investment may result in significant losses or profits.

II.2.g.Personal relations with prospective employees

With regard to recruiting and hiring personnel, no applicant will receive special treatment based on personal or family connections.

II.3. CONFIDENTIAL INFORMATION

II.3.a.Safeguarding information

Information regarding Banco de Chile’s operations and its clients is confidential; therefore, use, safeguard and custody of documents should be maintained in accordance with Banco de Chile’s internal rules.

Therefore, it is the employee’s responsibility to safeguard all documents and or assets under his or her care, as well as to protect any information belonging to Banco de Chile.

II.3.b.Information barriers

All confidential information regarding issuers, their securities and related transactions must be kept strictly confidential. Any type of dissemination or communication of confidential information to a third party is prohibited, even when the third party may be another Banco de Chile employee. The ethical and professional principle of bank secrecy must be respected in such instances.

If internally, during the course of work, it becomes necessary to report confidential matters to a third party, the following procedure must be followed:

•	Clearly state that information provided is confidential.

•	Alert the third party about restrictions concerning the disclosure of such information.

•	Alert the third party that he or she is prohibited from performing financial transactions based on such information.

Communication, duplication or transmittal to a third party, either orally, in writing or electronically, of information regarding certain aspects of Banco de Chile’s business strategies, databases, client sectors or any other information regarding Banco de Chile’s business or operations and its clients is prohibited, even if the employee is indirectly involved in such dissemination. Similarly, the employee must avoid responding to questions related to such operations or any other matter that may be a liability to or may be prejudicial for Banco de Chile or its clients.

Handling and management of stock market information in a responsible manner is of highest importance, both regarding customer relations as well as from a personal perspective.

Similarly, each employee participating in preparation of reports and documents Banco de Chile must file or present to supervisory authorities, must promote full, fair, accurate, timely and understandable disclosure of such information. Same behavior must be observed when preparing any other public communication made by the Bank.

II.4. ACTING ON BEHALF OF BANCO DE CHILE

II.4.a.Individual responsibility

As a Banco de Chile employee, each person is individually responsible for his or her actions and behaviors. This includes knowledge of and mandatory compliance with regulations contained in Banco de Chile’s internal manuals, rules and procedures.

The employee must not partake in any illegal activity or adopt any kind of behavior, which may jeopardize Banco de Chile’s prestige, interests or assets, or that of other employees. If an assistant receives instructions contrary to Banco de Chile’s values, policies and internal practices, he or she must report such instructions to Human Resources so that the necessary steps may be taken.

Employees should be loyal to Banco de Chile in all aspects and must not use Banco de Chile’s name for personal purposes. Similarly, it is prohibited to publish or disseminate any type of information that tarnishes Banco de Chile’s dignity or that of its employees.

II.4.b.Work responsibility

Employees must devote their complete time and capability to performing their responsibilities during normal working hours. Consequently, employees must refrain from using Banco de Chile’s offices or property for non-related work activities.

With regard to other activities or external appointments, employees must not assume responsibilities nor roles that conflict with the interest of Banco de Chile’ management. If there is no adverse effect to Banco de Chile’s operations, before accepting any paid work, public appearance or external consulting job, employees must inform management in writing, and will need authorization from Human REsources. Nevertheless, such activities must not hinder the employees’ performance and duties, or demand long hours that may affect employees’ mental and physical competence.

Banco de Chile’s employees are prohibited from providing services of any kind to other bank or financial institution, as well as to companies owned by or related to Banco de Chile’s clients, so as to prevent any conflict of interests that may be the cause of disloyalty to Banco de Chile, except in cases where written authorization from Banco de Chile’s CEO exist.

Banco de Chile’s employees acting in educational activities and requiring to dedicate part of the work day to them, will need authorization from their respective manager for that purpose.

Employees are permitted to participate in external Ad Honorem activities, providing that such involvement does not interfere with the development and behavior in the workplace, and that it is known and duly authorized by the corresponding entity.

With regard to nonprofit institutions, Banco de Chile authorizes and encourages its employees to participate in charitable and social service causes.

II.4.c.Publications and public appearances

Employees are not permitted to make public appearances of any product, report or project that belong to Banco de Chile. If he or she represents Banco de Chile in a speech, conference, seminar or any other type of convention, he or she must have management’s authorization and must have previously informed about the content of the presentation.

Banco de Chile has an exclusive right to its products and services, and owns all employee contributions to their development and implementation. Such conditions are indisputable, even after employment with Banco de Chile is over.

Any verbal or written personal communication must be carried out in the employee’s own name and under no circumstance should the employee involve Banco de Chile.

II.4.d.Nomination and civil service to positions

Public office positions or nominations, such as municipal, governmental or others, are not compatible with employment at Banco de Chile, except if they are obligations that cannot be renounced, such as members in municipal, parliamentary or presidential elections.

II.4.e.Approval limits

Employees will only be able to execute documents, represent, or act on behalf of Banco de Chile if he or she has been authorized to do so by Banco de Chile. Any document evidencing an obligation, agreement or contract from Banco de Chile must be signed exclusively by the corresponding supervisor or the management level.

II.5. ILLEGAL TRANSACTIONS

Banco de Chile will only partake in legitimate and legally permitted business transactions. It will maintain quality, price and superior services standards, and always proceed with fairness, integrity and transparency. Illegal business transactions are those that are not permitted by law and those that do not respect and adhere to Banco de Chile’s internal policies.

Any attempt of money laundering shall be considered as a breach of confidence and a threat to Banco de Chile’s reputation; as a consequence, Banco de Chile will take all necessary actions to avoid being used for such purpose.

Employees are required to comply with defined policies and regulations in this regard, and to report directly to the Compliance Office, any suspicious or unusual transaction.

In addition, Banco do Chile does not desire to establish any type of relationship with such individuals or entities, whether customers, investors or suppliers, if it suspects that the money or services offered are the result of illegal or illegitimate activities.

II.6. PERSONAL INTEGRITY

Banco de Chile’s employees must maintain exemplary behavior inside and outside of the Bank. Banco de Chile demands personal dignity of all its employees. It also demands that its employees are honest and maintain a responsible behavior in everyday life. This requirement supersedes any situation, even if such situation represents a benefit for the Bank or for a third party.

Banco de Chile does not tolerate sexual harassment in the workplace.

In addition, Banco de Chile encourages its employees to develop a healthy standard of living. It strictly prohibits the consumption, transport or sale of drugs, alcohol or narcotic substances within the company. In order to support compliance with this regulation, Banco de Chile will provide prevention and educational instances to employees and their families.

III.	COMPLIANCE WITH INTERNAL PROCEDURES

All the rules set forth in this Code of Professional Ethics are mandatory for all Banco de Chile employees, and generally complement the regulations stipulated in the employee’s employment contract, in the Internal Hygienic and Safety regulations, legal rules, and internal procedures currently enacted or to be enacted in the future.

Banco de Chile shall signal to its employees’ behavior that violates the policies in the Code of Professional Ethics, without breaching its internal policies or the term in the employees’ employment contract. If the rules of the latter are violated, then the appropriate disciplinary measures will be taken.

Banco de Chile shall provide each employee with a copy of this Code of Professional Ethics at the time of their respective recruitment.